Exhibit 15

July 26, 2005

Cytyc Corporation

250 Campus Drive

Marlborough, Massachusetts

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the three and six month periods ended June 30, 2005 and 2004, as indicated in our report dated July 26, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 333-82925, 333-38644, 333-59172, 333-64362, 333-88764, 333-75292 and 333-117812 on Form S-8 and Nos. 333-116237 and 333-120013 on Form S-3 of Cytyc Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts